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                                                                       EXHIBIT 7



                                                               LOCK-UP AGREEMENT

                                                                November 4, 1997


Goldman Sachs & Co.
Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
NationsBanc Montgomery Securities, Inc., as Representatives of the several Underwriters,
   c/o Goldman, Sachs & Co.,
      85 Broad Street,
         New York, New York 10004.

                 Re: Proposed Public Offering of Common Stock of GROUP 1 AUTOMOTIVE, INC.

Ladies and Gentlemen:

                 This agreement relates to the proposed initial public offering (the "Offering") of Common Stock, par value U.S. $.01 per share (the "Common Stock"), of GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the "Company"), for which a Registration Statement on Form S-1 has been filed with the Securities and Exchange Commission.

                 In connection with the Offering, the Company and W.C. Smith will enter into an underwriting agreement (the "Underwriting Agreement") with the Underwriters to be listed on Schedule I to the Underwriting Agreement (the "Underwriters"), for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery Securities, Inc. are acting as representatives (the "Representatives").

                 Because the existence of a public market will result in greater liquidity for the Common Stock owned by the undersigned, to facilitate the marketing of the Common Stock to be sold in the public offering and in consideration of the Underwriters entering into the Underwriting Agreement, the undersigned will not (and will not permit any other person who holds of record any of the undersigned's Common Stock to), directly or indirectly, sell, offer, contract to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any securities of the Company that are substantially similar to the Common Stock or any securities that are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities, during the period beginning from the date of the Underwriting Agreement and continuing to and including the date 180 days after the date of the Prospectus (as defined in the Underwriting Agreement), without the prior written consent of the Representatives. The undersigned acknowledges (a) the sufficiency of the consideration for this agreement and
(b) that the decision, if any, of the Underwriters to enter into the Underwriting Agreement will be made in part in reliance upon the undersigned entering into, and abiding by the terms of, this agreement.
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Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
NationsBanc Montgomery Securities, Inc.                                   -2-

                 The undersigned further represents, warrants and agrees that he, she or it has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Stock, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Common Stock or any related securities.

                               Very truly yours,


                               /s/ ROBERT E. HOWARD II
                               ----------------------------------------
                                   Robert E. Howard II